electroCore Announces Full Year 2024 Financial Results

Record full year 2024 net sales of $25.2 million increased 57% over $16.0 million for the full year 2023 driven by 85% annual growth of Rx gammaCoreTM in the United States Department of Veteran Affairs and United States Department of Defense (VA) and 174% increase in TruvagaTM  sales

Company to host a conference call and webcast today, March 12, 2025 at 5:30pm EDT

ROCKAWAY, NJ, March 12, 2025 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR) ("electroCore" or the “Company”), a commercial-stage bioelectronic medicine Company and wellness company, today announced fourth quarter and full year 2024 financial results.

Recent Highlights

•	Reported record full year of 2024 revenue of $25.2 million, an increase of approximately 57% over full year of 2023
•	Net loss of $11.9 million for the full year ended December 31, 2024, a reduction of 37% over full year 2023
•	Net cash used in operating activities for the full year ended December 31, 2024 of $7.0 million, a decrease of 53% compared to the full year ended December 31, 2023
•	Cash, cash equivalents, restricted cash, and marketable securities of $12.2 million at December 31, 2024.

“We enter 2025 well-positioned for continued success, with established channels to market and solutions that provide meaningful value to patients and consumers,” commented Dan Goldberger, CEO of electroCore. “Our focus now is to expand our presence within the key sales channels we have developed to deliver continued growth and progress towards profitability. Simultaneously, we are expanding our addressable market inorganically and through recently announced partnerships.”

Full Year 2024 Financial Results

For the year ended December 31, 2024, electroCore reported net sales of $25.2 million compared to $16.0 million during the same period in 2023, which represents an approximate 57% increase over the prior year. The increase of $9.2 million is primarily due to an increase in net sales of Rx gammaCore in the VA channel and of Truvaga handsets in the health and wellness channel.

	Year ended
(in thousands)	December 31,
Channel	2024	2023	% Change
Rx gammaCoreTM – VA/DoD	$17,788	$9,636	85%
Rx gammaCore – U.S. Commercial	1,536	1,797	-15%
Outside the United States	1,850	1,821	2%
TruvagaTM	2,811	1,027	174%
Total Before TAC-STIMTM	23,985	14,281	68%
TAC-STIM	1,197	1,749	-32%
Total Revenue	$25,182	$16,030	57%

Gross profit for the full year of 2024 was $21.4 million as compared to $13.2 million for the full year of 2023. Gross margin was 85% for full year 2024 as compared to 83% for the full year of 2023.

Total operating expenses for the full year of 2024 were approximately $33.6 million as compared to $32.5 million for the full year of 2023.

Research and development expense for the full year of 2024 was $2.4 million as compared to $5.3 million for the full year of 2023. This decrease was primarily due to a significant reduction in investments associated with the development of Truvaga Plus.

Selling, general and administrative expense for the full year of 2024 was $31.2 million as compared to $27.2 million for the full year of 2023. This increase was primarily due to greater variable selling and marketing costs consistent with an increase in sales.

GAAP net loss for the full year of 2024 was $11.9 million compared to $18.8 million for the full year of 2023. This significant improvement was primarily due to the increase in net sales to $25.2 million for the full year of 2024 as compared to $16.0 million during the same period in 2023. Net loss per share for the full year of 2024 was $1.59 as compared to a $3.42 net loss per share in the full year of 2023.

Adjusted EBITDA net loss for the full year of 2024 was $9.0 million as compared to adjusted EBITDA net loss of $15.4 million for the full year of 2023. These improved results are also primarily due to the increase in 2024 net sales as compared to the same period in 2023.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation, benefit from income taxes, and non-recurring transaction charges associated with the pending acquisition of NeuroMetrix and other filing fees. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

Cash, cash equivalents, marketable securities and restricted cash at December 31, 2024, totaled approximately $12.2 million, as compared to approximately $10.6 million as of December 31, 2023.

Webcast and Conference Call Information

electroCore’s management team will host a webcast and conference call today March 12, 2025, beginning at 5:30 PM EDT. Investors may register at the following link to receive login credentials and dial-in details: https://electrocore.zoom.us/webinar/register/WN_uVGFnUIGRry42ug9G2hIfw#/registration

An archived webcast of the event will be available on the “Investors” section of the company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine and wellness company dedicated to improving health through its non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

For more information, visit  www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its prescription gammaCore product, general wellness Truvaga and TAC-STIM products, and other potential new products and markets, the pending acquisition of NeuroMetrix and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore, TAC-STIM, and Truvaga, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:

ECOR Investor Relations

(973) 302-9253

investors@electrocore.com

electroCore, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	December 31,
	2024	2023
Net sales	$25,182	$16,030
Cost of goods sold	3,785	2,804
Gross profit	21,397	13,226
Operating expenses
Research and development	2,360	5,321
Selling, general and administrative	31,199	27,174
Total operating expenses	33,559	32,495
Loss from operations	(12,162)	(19,269)
Other (income) expense:
Interest and other income	(572)	(433)
Other expense	389	184
Total other income	(183)	(249)
Loss before income taxes	(11,979)	(19,020)
Benefit from income taxes	93	186
Net loss	$(11,886)	$(18,834)
Net loss per share of common stock - Basic and Diluted	$(1.59)	$(3.42)
Weighted average common shares outstanding - Basic and Diluted (see Note 11)	7,483	5,515

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(in thousands)

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$3,450	$10,331
Restricted cash	$250	$250
Marketable securities	$8,519	$-
Total assets	$20,471	$16,102
Current liabilities	$9,152	$8,123
Total liabilities	$12,927	$8,660
Total stockholders' equity	$7,544	$7,442

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. Management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation, benefit from income taxes, and non-recurring transaction charges associated with the pending acquisition of NeuroMetrix and other filing fees. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

	Year ended
	December 31,
(in thousands)	2024	2023
GAAP net loss	$(11,886)	$(18,834)
Depreciation and amortization	760	962
Stock-based compensation	1,870	1,698
Inventory reserve charge	-	682
Non-recurring recruiting fees	130	-
Severance and other related charges	-	464
Legal fees associated with stockholders’ litigation	111	50
Interest and other (income) expense	(183)	(249)
Benefit/expense from income taxes	(93)	(186)
Non-recurring one-time charges	261	-
Adjusted EBITDA net loss	$(9,030)	$(15,413)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.